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                                                                   EXHIBIT 10.13

    AMENDMENT DATED AS OF NOVEMBER 5, 1999 TO THE 1996 CRESCENT REAL ESTATE
               EQUITIES LIMITED PARTNERSHIP UNIT INCENTIVE PLAN

                           3.2 VESTING OF OPTION. Except as provided in Section
                  1.11 and this Section 3.2, and except to the extent otherwise specified by the Committee and set forth in the Option Agreement, one-seventh of each Option shall vest on the first, second, third, fourth, fifth, sixth and seventh anniversaries of the date of grant, provided that the Employee is employed by the Partnership or the General Partner on such date or is an Executive Officer on such date. If the fair market value of the Common Stock equals or exceeds $50.00 for each of ten (10) consecutive trading days (determined based on the closing price on each such day), an additional 250,000 Units (or such lesser number as may then be unvested) of each Option shall become fully vested and exercisable, provided that the Employee is employed by the Partnership or the General Partner on such date or is an Executive Officer on such date. In the event that vesting of the Option is accelerated pursuant to the preceding sentence, the remaining unvested portion of the Option shall continue to vest according to the otherwise applicable vesting schedule.